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                                                                    EXHIBIT 10.1


         TAX DISAFFILIATION AGREEMENT dated as of ____________, 2001, by and between NATIONAL SERVICE INDUSTRIES, INC. ("NSI-Del"), a Delaware corporation, NATIONAL SERVICE INDUSTRIES, INC. ("NSI Enterprises"), a California corporation, and L & C SPINCO, INC. ("Spinco"), a Delaware corporation.

                                    RECITALS

         A. NSI Enterprises and National Services Industries, Inc. ("NSI-GA"), a Georgia corporation, are first tier subsidiaries of NSI-Del.

         B. NSI-Del is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently files consolidated Federal income tax returns.

         C. As reflected in the Agreement and Plan of Distribution (the "Distribution Agreement") dated _____, 2001 by and between NSI-Del and Spinco, NSI Enterprises has formed Spinco as a first tier subsidiary.

         D. In addition, NSI-GA has merged into NSI Enterprises. Immediately after such merger, NSI Enterprises contributed its lighting equipment and chemical businesses to Spinco along with certain intercompany debt.

         E. As reflected in the Distribution Agreement, NSI Enterprises then distributed all of the outstanding shares of stock of Spinco to NSI-Del (the "First Distribution").

         F. After the First Distribution, NSI-Del contributed to Spinco the stock of certain foreign subsidiaries and certain intercompany debt owed by Spinco to NSI-Del. Further contributions were then made by Spinco to subsidiaries of Spinco.

         G. After these contributions and pursuant to the Distribution Agreement, NSI-Del shall distribute to its stockholders all of the outstanding shares of stock of Spinco, together with associated preferred stock purchase rights, on a pro rata basis (the "Second Distribution," together with the First Distribution, the "Distributions").

         H. NSI-Del, NSI Enterprises and Spinco intend that the Distributions will qualify as distributions described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to NSI-Del, NSI Enterprises, Spinco or any of their respective stockholders.

         I. From the day after the Date of the Second Distribution forward, Spinco and its subsidiaries shall cease to be a member of the NSI-Del affiliated group for all applicable tax purposes.


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         J.       NSI-Del, NSI Enterprises and Spinco desire on behalf of
themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the Second Distribution.

         NOW, THEREFORE, in consideration of the transactions recited above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                                    ARTICLE I

                                   Definitions

         For the purposes of this Agreement:

         1.01 "40 Percent Interest" shall have the meaning ascribed to the term "50-percent or greater interest" in Section 355(e)(4) of the Code, substituting therein "40" each place "50" appears.

         1.02     "40 Percent Threshold" shall have the meaning set forth in
Section 2.04(d)(v).

         1.03 "Ancillary Agreements" shall have the meaning specified in the Distribution Agreement.

         1.04 "Affiliate" shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Any contrary provision of this Agreement notwithstanding, neither NSI-Del nor any NSI-Del Subsidiaries shall be deemed to be an Affiliate of SpinCo, and neither SpinCo nor any SpinCo Subsidiaries shall be deemed to be an Affiliate of NSI-Del.

         1.05 "After Tax Basis" shall mean, with respect to any payment to be received, that the amount of such payment is increased to the extent necessary so that, after deduction of all taxes (assuming for this purpose that the recipient of such payment is subject to taxation at the highest federal and applicable state and local marginal rates applicable to widely held corporations for the year in which such income is taxable) required to be paid by the recipient (less any tax savings to be realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, by the recipient as a result of the payment of such amounts) with respect to the receipt of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

         1.06 "Agreement" shall mean this Tax Disaffiliation Agreement dated __________, 2001, between NSI-Del, NSI Enterprises, and Spinco, as the same may be amended from time to time.


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         1.07     "Applicable Federal Rate" shall have the meaning set forth in
Section 1274(d) of the Code for a short term rate, compounded quarterly.

         1.08 "Assets" shall mean the assets of NSI-Del, NSI Enterprises, Spinco, their respective Affiliates, or a "predecessor or successor" (within the meaning Section 355(e)(4)(D) of the Code) of such corporations or their Affiliates; it being understood that any transfer, sale or assignment of the assets of NSI-Del, NSI Enterprises, Spinco, their Affiliates, or a predecessor or a successor in the ordinary course of business shall not be taken into account for purposes of Section 2.04(d) of this agreement, unless in conjunction with a transaction described in Section 355(e)(3)(B) of the Code or Final or Temporary regulations promulgated thereunder.

         1.09     "Claim" shall have the meaning set forth in Section 5.03(a).

         1.10 "Closing Price" of Spinco Common Stock or NSI-Del Common Stock on any day shall mean the last reported sales price for such stock, on such day, or in the case no sale takes place on such day, the average of the reported closing bid and asked prices for the stock in either case as reported on the New York Stock Exchange.

         1.11 "Code" shall have the meaning set forth in paragraph B of the recitals.

         1.12     "Controlling Party" shall have the meaning set forth in
Section 5.01.

         1.13 "Corporate Transactions" shall have the meaning set forth in the Distribution Agreement.

         1.14     "Date of the First Distribution" shall mean August 31, 2001.

         1.15 "Date of the Second Distribution" shall mean the Distribution Date specified in the Distribution Agreement.

         1.16 "Distribution Agreement" shall have the meaning set forth in paragraph C of the recitals.

         1.17 "Distribution Related Gain" shall mean any gain recognized by NSI Enterprises or NSI-Del, respectively, or NSI-Del's or Spinco's stockholders, by virtue of (i) either Distribution failing to qualify as a distribution described in Section 355 of the Code, (ii) any stock or securities of Spinco failing to qualify as "qualified property" within the meaning of Section 355(c)(2)(B) and 361(c)(2)(B) of the Code, (iii) the application of Section 355(f) of the Code to the First Distribution, or (iv) the application of Section 355(e) of the Code to the Second Distribution.

         1.18 "Distributions" shall have the meaning set forth in paragraph G of the recitals.


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         1.19     "Final Determination" shall mean with respect to any issue (a)
a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a binding closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service), or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

         1.20 "First Distribution" shall have the meaning set forth in paragraph E of the recitals.

         1.21 "First Spinco Notification Letter" shall have the meaning set forth in Section 2.03(c)(ii).

         1.22     "Indemnitor" shall have the meaning set forth in Section 5.02.

         1.23     "IRS" shall have the meaning set forth in Section 2.04(d)(vi).

         1.24 "Market Cap" shall mean, with respect to NSI-Del or Spinco, the total of (a) the average Closing Price of NSI-Del Common Stock or Spinco Common Stock, respectively, over the 10 business days following the Date of the Second Distribution, multiplied by (b) the number of outstanding shares of such common stock on the Date of the Second Distribution.

         1.25 "NSI-Del" shall have the meaning set forth in the preamble to this Agreement.

         1.26 "NSI-Del Common Stock" shall mean the common stock of NSI-Del, par value $1.00 per share.

         1.27 "NSI-Del Group" shall mean, for any period, NSI-Del and its then Subsidiaries. Under no circumstances shall the NSI-Del Group include any member of the Spinco Group.

         1.28 "NSI-Del Notification Letter" shall have the meaning set forth in Section 2.03(c)(ii).

         1.29 "NSI-Del Subsidiary" or "Subsidiary of NSI-Del" shall include all of the Subsidiaries listed on [EXHIBIT A] attached hereto. None of Spinco or the Spinco Subsidiaries shall be considered a Subsidiary of NSI-Del.

         1.30 "NSI-Del Tainting Act" means (a) any breach of any written representation given by [NAME OF FUTURE MANAGER SIGNING] on behalf of NSI-Del in the letter to King & Spalding and Ernst & Young dated _____ (notwithstanding such representation was also given by [NAME OF OLD MANAGER OF SPINCO AND NSI SIGNING] on behalf of Spinco and NSI-Del in a separate letter to King & Spalding and Ernst & Young dated _____), or (b) any act or acts first occurring after the Date of the Second Distribution of or involving any Person (other than Spinco or any Person that is an Affiliate of Spinco immediately before or immediately after such action or actions), or any omission or omissions of any Person (other than Spinco or any Person that is an Affiliate of Spinco immediately before or immediately after such omission or omissions), of an


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act or acts first available to it after the Date of the Second Distribution, if such breach, action or omission described in (a) or (b) contributes to a Final Determination that the First or Second Distribution results in any Distribution Related Gain. Notwithstanding any provision of this Agreement to the contrary, a breach of any written representation given by [NAME OF FUTURE MANAGER] on behalf of NSI-Del in the letter to King & Spalding and Ernst & Young dated _____ shall not be considered an NSI-Del Tainting Act under clause (a) of the first sentence of this Section 1.30, if such breach is the result of a Spinco Tainting Act.

         1.31 "NSI Enterprises" shall have the meaning set forth in the preamble to this Agreement.

         1.32 "NSI-GA" shall have the meaning set forth in paragraph A of the recitals.

         1.33 "Period After the Second Distribution" shall mean (i) any taxable year or other taxable period beginning after the Date of the Second Distribution and, (ii) in the case of any Stub Period, that part of the Stub Period that begins on the day immediately after the Date of the Second Distribution.

         1.34 "Period Before the Second Distribution" shall mean (i) any taxable year or other taxable period that ends on, at the close of, or before the Date of the Second Distribution and, (ii) in the case of any Stub Period, that part of the Stub Period through and including the Date of the Second Distribution.

         1.35 "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

         1.36 "Restructuring Taxes" means any taxes resulting from the Corporate Transactions or either Distribution, including, but not limited to, any taxes imposed pursuant to or as a result of Sections 311 or 1001 of the Code or the Treasury Regulations under Section 1502 of the Code (and any applicable similar federal, state, local or foreign taxes, together with related interest, penalties and additions to tax), but excluding (i) any taxes imposed as a result of a Final Determination that the First or Second Distribution results in any Distribution Related Gain, and (ii) any transfer taxes imposed on the transfer of real or personal property in the Corporate Transactions.

         1.37 "Second Distribution" shall have the meaning set forth in paragraph G of the recitals.

         1.38 "Second Spinco Notification Letter" shall have the meaning set forth in Section 2.03(c)(ii).

         1.39 "Spinco" shall have the meaning set forth in the preamble to this Agreement.

         1.40 "Spinco Common Stock" shall mean the common stock of Spinco, par value $.01 per share.


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         1.41     "Spinco Group" shall mean, for any period, Spinco and its then
Subsidiaries. Under no circumstances shall the Spinco Group include any member of the NSI-Del Group.

         1.42 "Spinco Subsidiary" or "Subsidiary of Spinco" shall include all of the Subsidiaries listed on [EXHIBIT B] attached hereto. None of the NSI-Del Subsidiaries shall be considered a Subsidiary of Spinco.

         1.43 "Spinco Tainting Act" means (a) any breach of any written representation given by [NAME OF OLD MANAGER OF NSI AND SPINCO SIGNING] on behalf of Spinco and NSI-Del in the letter to King & Spalding and Ernst & Young dated _____ (notwithstanding such representation was also given by [NAME OF FUTURE MANAGER OF NSI SIGNING] on behalf of NSI-Del in a separate letter to King & Spalding and Ernst & Young dated _____), or (b) any act or acts first occurring after the Date of the Second Distribution of or involving any Person (other than NSI-Del or any Person that is an Affiliate of NSI-Del immediately before or immediately after such action or actions), or any omission or omissions of any Person (other than NSI-Del or any Person that is an Affiliate of NSI-Del immediately before or immediately after such omission or omissions) of an act or acts first available to it after the Date of the Second Distribution, if such breach, act or omission described in (a) or (b) contributes to a Final Determination that First or Second Distribution results in any Distribution Related Gain. Notwithstanding any provision of this Agreement to the contrary, a breach of any written representation given by [NAME OF OLD MANAGER OF NSI AND SPINCO SIGNING] on behalf of Spinco and NSI-Del in the letter to King & Spalding and Ernst & Young dated _____ shall not be considered a Spinco Tainting Act under clause (a) of the first sentence of this Section 1.43, if such breach is the result of an NSI-Del Tainting Act.

         1.44 "Spinco Tax Adjustment Amount" shall have the meaning set forth in Section 2.03(c)(ii).

         1.45     "Spinco Tax Position" shall have the meaning set forth in
Section 2.03(c)(i).

         1.46 "Stock" shall mean common or preferred stock or any instrument that might reasonably be treated as common or preferred stock for federal income tax purposes; provided, however, for purposes of Section 2.04(d)(i) only, the term Stock shall not include stock in NSI-Del, NSI Enterprises or Spinco acquired by an employee or director of such corporation (or a Person related to such corporation under Section 355(d)(7)(A) of the Code) in connection with the performance of services as an employee or director for the corporation or a Person related to it under Section 355(d)(7)(A) of the Code (and that is not excessive by reference to the services performed) in a transaction in which
Section 83 of the Code applies.

         1.47 "Stock Options" shall mean call options, warrants, convertible obligations, the conversion feature of convertible stock, put options, redemption agreements (including rights to cause the redemption of stock), any other instruments that provide for the right or possibility to issue, redeem, or transfer stock (including an option on an option), or any other similar interest treated as an option; provided, however, for purposes of Section 2.04(d)(i) only the term Stock Options only includes instruments that provide for the right or possibility to issue, redeem or


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transfer stock and does not include: (i) an option that is part of a security arrangement in a typical lending transaction (including a purchase money loan), if the arrangement is subject to customary commercial conditions; (ii) an option to acquire stock in NSI-Del, NSI Enterprises or Spinco with customary terms and conditions provided to an employee or director of such corporation, or a person related to NSI-Del, NSI Enterprises, or Spinco under Section 355(d)(7)(A) of the Code in connection with the performance of services for the corporation or a person related to it under Section 355(d)(7)(A) of the Code (and is not excessive by reference to the services performed) and that immediately after the Second Distribution and 6 months thereafter (a) is nontransferable within the meaning of Treasury Regulation Section 1.83-3(d) and (b) does not have a readily ascertainable fair market value as defined in Treasury Regulation Section 1.83-7(b); and (iii) an option entered into between shareholders of a corporation (or a shareholder and the corporation) that is exercisable only upon death, disability or mental incompetency of the shareholder, or, in the case of stock acquired in connection with the performance of services for a corporation, or a person related to the corporation under Section 355(d)(7)(A) (and that is not excessive by reference to the services performed), the shareholder's separation from service.

         1.48 "Stub Period" shall mean any taxable year or other taxable period that begins on or before and ends after the Date of the Second Distribution.

         1.49 "Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used. Each of the Subsidiaries listed on Exhibit A, attached hereto, shall be considered a Subsidiary of NSI-Del. Each of the Subsidiaries listed on Exhibit B, attached hereto, shall be considered a Subsidiary of Spinco. Notwithstanding any provision of this agreement to the contrary, Spinco shall not be considered a Subsidiary of NSI-Del.

         1.50 "tax" or "taxes" whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a "Taxing Authority"). Whenever the term "tax" or "taxes" is used (including, without limitation, in the context of any duty to pay, or to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon. The term "tax" or "taxes" does not include any unclaimed or abandoned property remitted or required to be remitted to any Taxing Authority under applicable law.

         1.51     "Taxing Authority" shall have the meaning set forth in Section
1.50.

         1.52 "Tax Returns" shall mean all reports, returns, information statements, questionnaires, evidence of tax payments, invoices or other documents received from, or required to be filed or that may be filed for any period with, any Taxing Authority (whether domestic or foreign) in connection with any tax or taxes (whether domestic or foreign).


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         All capitalized terms used but not defined herein shall have the meaning given to such terms in the Distribution Agreement.


                                   ARTICLE II

              Tax Returns, Tax Payments and Tax Sharing Obligations

         2.01     Obligations to File Tax Returns.

                  (a) Spinco shall prepare, at its own expense, and shall timely file or cause to be filed (i) all Tax Returns with respect to the Spinco Group and the NSI-Del Group that are due (including extensions) after the Date of the Second Distribution but are for a taxable year or period ending on or before the Date of the Second Distribution, (ii) all Tax Returns with respect to the Spinco Group for any taxable year or other taxable period beginning after the Date of the Second Distribution, (iii) all Tax Returns filed on a separate company basis for any member of the Spinco Group for any Stub Period, and (iv) all Tax Returns filed on a consolidated, combined or unitary basis for the Stub Period other than those described in clause (iii) of Section 2.01(b). Spinco shall make full and timely payment of all taxes shown due on all Tax Returns described in this Section 2.01(a).

                  (b) NSI-Del shall prepare, at its own expense, and shall timely file or cause to be filed (i) all Tax Returns with respect to the NSI-Del Group for any taxable year or other taxable period beginning after the Date of the Second Distribution, (ii) all Tax Returns filed on a separate company basis, for any member of the NSI-Del Group for any Stub Period, and (iii) all Tax Returns filed on a consolidated, combined or unitary basis for the Stub Period that include one or more members of the NSI-Del Group (whether or not they include one or more members of the Spinco Group). Subject to Section 2.03(c) hereof, NSI-Del shall make full and timely payment of all taxes shown due on all Tax Returns described in this Section 2.01(b).

                  (c) To the extent required or permitted by law or administrative practice, in the case of any Tax Return prepared by NSI-Del pursuant to clause (iii) of Section 2.01(b) that includes one or more members of the Spinco Group, the taxable year of the Spinco Group shall be treated as closing at the close of the Date of the Second Distribution.

         2.02 Obligation to Remit Taxes.Spinco and NSI-Del shall each timely remit or cause to be remitted any taxes due in respect of any tax for which it is required to file a Tax Return hereunder and shall be entitled to reimbursement for such payments only to the extent provided in Section 2.03.

         2.03     Tax Sharing Obligations and Prior Agreements.

                  (a) Spinco's obligations. Other than liabilities dealt with elsewhere in this Agreement and except as provided in Section 3.01(d), Spinco shall be liable for and shall indemnify and hold the NSI-Del Group harmless on an After Tax Basis against (i) any tax


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liability of any member of the Spinco Group or any member of the NSI-Del Group for any Period Before the Second Distribution, (ii) any tax liability for any member of the Spinco Group for any Period After the Second Distribution, and
(iii) any amount determined to be Spinco's liability under Section 2.04 hereof. Except as provided in Section 3.01 for refunds attributable to carry backs, Spinco shall be entitled to any refund of or credit for taxes for which Spinco is responsible under this Section 2.03(a) or with respect to which Spinco is required to file a Tax Return under Section 2.01 hereof.

                  (b) NSI-Del's Obligations. Other than liabilities dealt with elsewhere in this Agreement, NSI-Del shall be liable for, and shall hold the Spinco Group harmless on an After Tax Basis against (i) any tax liability of any member of the NSI-Del Group for any Period After the Second Distribution, and (ii) any amount determined to be NSI-Del's liability under Section 2.04 hereof. Except as provided in Section 3.01 for refunds attributable to carry backs, NSI-Del shall be entitled to any refund of or credit for taxes for any periods for which NSI-Del is responsible under this Section 2.03(b) or with respect to which NSI-Del is required to file a Tax Return under Section 2.01 hereof.

                  (c)      Spinco's Stub Period Liability. (i) Subject to clause
(ii) of this Section 2.03(c), with respect to any Tax Return that is described in clause (ii) or (iii) of Section 2.01(b), or with respect to any estimated tax payment relating to any such Tax Return, NSI-Del shall, in good faith, calculate Spinco's tax liability under clause (i) of the first sentence of Section 2.03(a) with respect to such Tax Return or estimated tax payment and notify Spinco of such amount. Such notification shall constitute a request for payment, and, subject to the following sentence, Spinco shall pay such amount, in immediately available funds, to NSI-Del within five (5) days after receipt of such notice from NSI-Del, provided that Spinco shall not be obligated to make such payment to NSI-Del earlier than ten (10) days prior to the due date for the filing or making of the relevant Tax Return or estimated tax payment. If Spinco determines, in good faith, that its tax liability under clause (i) of the first sentence of Section 2.03(a) with respect to such Tax Return or estimated payment should be greater than the amount determined by NSI-Del for such return or payment, Spinco can elect to pay a greater amount to NSI-Del and provide NSI-Del with a statement describing the tax position taken by Spinco implicit in the determination of such larger amount (the "Spinco Tax Position"). If pursuant to the proceeding sentence Spinco pays a greater amount, NSI-Del covenants, to the extent permitted by law, to take the Spinco Tax Position on the Tax Return or payment in question and will remit the larger amount received from Spinco to the appropriate Taxing Authority when filing such return or payment. After the filing or making of any Tax Return or estimated tax payment mentioned in this clause (i) of Section 2.03(c), NSI-Del shall supply Spinco with a copy of each tax return (or evidence of each estimated tax payment) with respect to which Spinco shall have made payment.

                           (ii)     Spinco shall make an initial determination,
in good faith, of the amount (the "Spinco Tax Adjustment Amount") of its tax liability under clause (i) of the first sentence of Section 2.03(a) with respect to all Tax Returns that are described in clause (ii) and (iii) of Section 2.01(b), such tax liability to be determined without regard to payments, if any, that Spinco shall have made to NSI-Del pursuant to clause (i) of this Section 2.03(c) (such determination, with calculations in reasonable detail, being referred to as the "First Spinco Notification Letter"). If NSI-Del determines in good faith that Spinco's determination of the


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Spinco Tax Adjustment Amount is incorrect, NSI-Del shall notify Spinco of such determination (including in such notification its determination of the correct amount of the Spinco Tax Adjustment Amount) (the "NSI-Del Notification Letter") within thirty (30) days of receipt of the First Spinco Notification Letter. If Spinco objects to NSI-Del's determination of the Spinco Tax Adjustment Amount in the NSI-Del Notification Letter, it must notify NSI-Del within twenty (20) days of receipt of the NSI-Del Notification Letter (the "Second Spinco Notification Letter"). If the dispute is not resolved by mutual accord within thirty (30) days of NSI-Del's receipt of the Second Spinco Notification Letter, the dispute shall be resolved under the provisions of Article VIII. Until NSI-Del and Spinco reach agreement, or any dispute between them is resolved pursuant to Article VIII, as to the Spinco Tax Adjustment Amount, the provisions of clause (i) of this Section 2.03(c) shall continue to apply. Clause (i) of this Section 2.03(c) will not apply once NSI-Del and Spinco reach agreement or any dispute between them as to the Spinco Tax Adjustment is resolved pursuant to Article VIII. Within ten (10) days of such agreement or resolution, Spinco shall pay to NSI-Del an amount equal to the excess of (x) the Spinco Tax Adjustment Amount, as so agreed or resolved, over (y) the payments, if any, that Spinco shall have theretofore made to NSI-Del pursuant to clause (i) of this Section 2.03(c). In the event that the payments that Spinco shall have theretofore made to NSI-Del pursuant to clause (i) of this Section 2.03(c) shall exceed the Spinco Tax Adjustment Amount, NSI-Del shall, within ten (10) days of such agreement or resolution, pay the amount of such excess to Spinco.

                  (d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior tax sharing agreements or practices between any member of the NSI-Del Group and any member of the Spinco Group shall be terminated as of the Date of the Second Distribution.

         2.04     Restructuring Taxes; Other Taxes Relating to the Distribution.

                  (a) Generally. Notwithstanding any other provision of this Agreement to the contrary, Spinco shall bear any Restructuring Taxes (together with any reasonable expenses, including, but not limited to, attorney's fees, incurred in defending any audit or examination with respect to Restructuring Taxes). In the event of a Final Determination that the First or Second Distribution results in any Distribution Related Gain (other than a Final Determination that the First or Second Distribution results in any Distribution Related Gain which determination would not have been made but for a NSI-Del Tainting Act or a Spinco Tainting Act), the liability of NSI-Del and Spinco for any taxes arising from such Final Determination, including any liability to stockholders arising from such Final Determination (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any liability) shall be borne by NSI-Del and Spinco pro rata based on their relative Market Caps. Also, in the event of a Final Determination that the First or Second Distribution results in any Distribution Related Gain which determination would not have been made but for the occurrence of both a NSI-Del Tainting Act and a Spinco Tainting Act, any taxes or liability resulting from such Final Determination (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any liability) shall be borne by NSI-Del and Spinco pro rata based on their relative Market Caps.

                  (b) Covenant and Indemnification for Spinco Tainting Acts. Spinco covenants that neither Spinco nor any member of the Spinco Group shall commit or be party to or the subject of any Spinco Tainting Act. In the event of a Final Determination that the First or Second Distribution results in any Distribution Related Gain which Final Determination would not have been made but for a Spinco Tainting Act, Spinco shall pay, and shall indemnify and hold harmless NSI-Del and NSI Enterprises and their Affiliates on an After Tax Basis, from and against, any liability of NSI-Del or NSI Enterprises or their Affiliates to any Taxing Authority, NSI-Del stockholders or Spinco stockholders (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any such liability) resulting from a Final Determination that the First or Second Distribution results in any Distribution Related Gain.

                  (c) Covenant and Indemnification for NSI-Del Tainting Acts. NSI-Del covenants that neither NSI-Del nor any member of the NSI-Del Group shall commit or be party to or the subject of any NSI-Del Tainting Act. In the event of a Final Determination that the First or Second Distribution results in any Distribution Related Gain which Final Determination would not have been made but for a NSI-Del Tainting Act, NSI-Del shall pay, and shall indemnify and hold harmless Spinco and its Affiliates on an After Tax Basis, from and against, any liability of Spinco, NSI-Del, NSI Enterprises or their Affiliates to any Taxing Authority, NSI-Del stockholders or Spinco stockholders (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any such liability) resulting from a Final Determination that the First or Second Distribution results in any Distribution Related Gain.

                  (d) Reporting and Restrictions. (i) At quarterly intervals beginning on November 30, 2001 and at any other time reasonably requested by the party to receive such report, during the period commencing immediately after the Date of the Second Distribution and ending two years after such date, NSI-Del will provide to Spinco, NSI Enterprises will provide to Spinco and Spinco will provide to NSI-Del and NSI Enterprises a report ("Report") listing for the period commencing immediately after the Date of the Second Distribution and ending on the date of the Report any issuance, sale, transfer, assignment or redemption (or any agreement, understanding, arrangement, or substantial negotiations concerning the issuance, sale, transfer, assignment or redemption) of the reporting corporation's: (x) Stock (excluding any sale, transfer, or assignment of Stock between two shareholders neither of whom own, either directly or indirectly, five-percent or more of the Stock of the corporation whose Stock is transferred (treating all options as exercised), provided that the reporting corporation has not authorized such sale, transfer, or assignment and that such sale, transfer, or assignment meets the requirements of the safe harbor in Temporary regulations Section 1.355-7(f)(5)); (y) Stock Options; and (z) Assets (excluding: (A) any sale, transfer, or assignment of Assets that is fully taxable to the transferee; and
(B) any other sale, transfer, or assignment of Assets that in the aggregate does not exceed 5 percent of the gross assets of the selling, transferring, or assigning corporation as reflected on such corporation's balance sheet during any 90 day period)

                           (ii)     In addition within two months following the
Date of the Second Distribution, Spinco shall provide to NSI-Del a Report listing any issuance, sale, transfer, assignment or redemption (or any agreement, understanding, arrangement, or substantial negotiations, whether or not consummated, concerning the issuance, sale, arrangement, assignment or redemption) of NSI-Del's, NSI Enterprises' and Spinco's Stock, Stock Options, or

Assets in each instance for the period commencing two years before the Date of the First Distribution and ending on the Date of the Second Distribution. For purposes of this clause (ii) of Section 2.04(d) the exclusions from NSI-Del's, NSI Enterprises' and Spinco's Asset reporting obligations contained in clause
(i) of Section 2.04(d) shall not apply, but the exclusions to NSI-Del's, NSI Enterprises' and Spinco's Stock reporting obligations contained in clause (i) of
Section 2.04(d) shall apply.

                           (iii)    At any time that the issuance, sale,
transfer, assignment or redemption (or any agreement, understanding, arrangement, or substantial negotiations concerning the issuance, sale, arrangement, assignment or redemption) of the reporting corporation's Stock or Stock Options would exceed ten (10) percent by vote or value of the reporting corporation's outstanding Stock (treating Stock Options as exercised) when aggregated with all prior such issuances, sales, transfer, assignments or redemptions, or the issuance, sale, transfer, or assignment (or any agreement, understanding, arrangement, or substantial negotiations concerning the issuance, sale, transfer, or assignment) of the reporting corporation's Assets, when aggregated with all prior such issuances, sales, transfers of assignments, exceeds 10 percent of the gross assets of the selling, transferring, or assigning corporation as reflected on such corporation's balance sheet, a notice ("Notice") of such transaction must be given to the other party 30 days prior to such issuance, transfer, assignment or redemption (or the entering into of any agreement, understanding, arrangement, or substantial negotiations concerning the issuance, sale, arrangement, assignment or redemption). For purposes of this clause (iii) of Section 2.04(d): (y) the exclusions from NSI-Del's, NSI Enterprises' and Spinco's Asset reporting obligations contained in clause (i) of
Section 2.04(d) shall not apply, but the exclusions to NSI-Del's, NSI Enterprises' and Spinco's Stock reporting obligations contained in clause (i) of
Section 2.04(d) shall apply, and (z) the transactions described in clause (ii) of this Section 2.04(d) shall be aggregated with transactions described in this clause (iii) for purposes of determining the obligation to issue a Notice under this clause (iii) of Section 2.04(d).

                           (iv)     NSI-Del's, NSI Enterprises' and Spinco's
obligations to issue Reports and Notices will be extended beyond the 2 year reporting period (not to exceed 5 years after the Date of the Second Distribution) until the consummation of any agreement, understanding, arrangement or substantial negotiations for the issuance, sale, transfer or assignment of the reporting corporations' Stock, Stock Options or Assets that is reported or required to be reported during the 2 year period after the Date of the Second Distribution.

                           (v)      If, before the two-year anniversary of the
Second Distribution, the issuances, sales, transfers, assignments, or redemptions (or agreement, understanding, arrangement or substantial negotiations concerning the issuance, sale, transfer, assignment or redemption) of the reporting corporation's Stock, Stock Options or Assets that are required to be reported pursuant to clause (iii) of this Section 2.04(d), in the aggregate, would equal or exceed (as calculated using a method provided by a nationally recognized tax advisor acceptable to both NSI-Del and Spinco) a 40 Percent Interest in such reporting company (the "40 Percent Threshold"), such company (or companies, if both have reached the 40 Percent Threshold) shall not take any action or fail to take any action that would cause the 40 Percent Threshold to be exceeded without obtaining an opinion from a nationally recognized tax advisor (acceptable to both NSI-Del and Spinco) that such issuance, sale, transfer, assignment, or redemption (or agreement, understanding, arrangement or substantial negotiations concerning the issuance, sale, transfer, assignment or redemption) will not cause Section 355(e) of the Code to apply to the Second Distribution or Section 355(f) of the Code to apply to the First Distribution. The expense of obtaining any opinion under this clause (v) of Section 2.04(d) will be borne by the party whose issuance, sale, transfer, assignment, redemption is the subject of such opinion.

                           (vi)     For purposes of this Section 2.04(d),
NSI-Del, NSI Enterprises and Spinco will not be required to report any issuance, sale, transfer, assignment, or redemption of Stock, Stock Options or Assets with respect to which (y) the Internal Revenue Service ("IRS") has issued a private letter ruling to NSI-Del, NSI Enterprises or Spinco, or (z) a nationally recognized tax advisor acceptable to both NSI-Del and Spinco has issued an opinion, that such issuance, sale, transfer, assignment, or redemption is not required to be taken into account in applying Sections 355(e) or 355(f) of the Code by reason of any statutory provision that may hereafter be enacted, any applicable final or temporary regulations that may hereafter be issued, or any applicable guidance that may hereafter be published by the IRS upon which taxpayers are authorized to rely. The expense of obtaining any opinion under this Section 2.04(d)(iv) from a nationally recognized tax advisor or an IRS private letter ruling will be borne by the party whose issuance, sale, transfer, assignment or redemption is the subject of such opinion or private letter ruling.

                  (f) Transfer Taxes. Notwithstanding clause (i) of Section 2.03(a), liability for any transfer taxes imposed on any transfer in the Corporate Transactions of real or personal property will be allocated between Spinco and NSI-Del according to Section 7.5 of the Distribution Agreement.

                                   ARTICLE III

                     Carrybacks, Distributions and Elections

         3.01     Carrybacks.

                  (a) To the extent permitted by law, any member of the Spinco Group shall be entitled to carry back any net operating loss or other item from a taxable period ending after the Date of the Second Distribution to a taxable period ending on or before the Date of the Second Distribution. At the direction of Spinco, NSI-Del shall file any claim for refund relating to such carry back. Any refund of taxes resulting from any such carryback by a member of the Spinco Group shall be payable to Spinco as provided in Section 4.01. Spinco shall indemnify and hold NSI-Del harmless for any tax liability that results from any refund claim relating to a carryback under this Section 3.01(a). Notwithstanding any other provision of this Agreement to the contrary, Spinco shall be considered the Controlling Party for purposes of Article V for any tax audit or proceeding involving any period ending on or before the Date of the Second Distribution to which the net operating loss or other item is carried back and Spinco shall have sole right to contest such audit or proceeding and to employ advisors of its choice under Section 5.01.

                  (b) To the extent permitted by law, any member of the NSI-Del Group shall be entitled, upon consent from Spinco (which consent shall not be unreasonably delayed or withheld), to carry back any net operating loss or other item from a taxable period ending after the Date of the Second Distribution to a taxable period ending on or before the Date of the Second Distribution. NSI-Del shall be responsible for filing any claim for refund relating to such carry back, except that NSI-Del shall not file any claim without prior written approval of such claim by Spinco (which approval shall not be unreasonably delayed or withheld). Any refund of taxes resulting from any such carryback by a member of the NSI-Del Group shall be payable to NSI-Del as provided in Section 4.01. NSI-Del shall indemnify and hold Spinco harmless for any tax liability that results from any refund claim relating to a carryback under this Section 3.01(b). Notwithstanding any other provision of this Agreement to the contrary, Spinco shall be considered the Controlling Party for purposes of Article V for any tax audit or proceeding involving any period ending on or before the Date of the Second Distribution to which the net operating loss or other item is carried back and Spinco shall have sole right to contest such audit or proceeding and to employ advisors of its choice under
Section 5.01 provided, however, that Spinco shall (i) permit NSI-Del to participate at its own expense in any proceedings relating to any claim for refund pursuant to this Section 3.01(b); (ii) shall, at NSI's request, contest any denial (in whole or in part) of any such claim for refund, provided that NSI-Del shall agree to pay to Spinco on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by Spinco in connection with contesting such claim; (iii) not settle any such claim for refund without NSI-Del's consent (which consent shall not be unreasonably delayed or withheld); provided that if Spinco wishes to settle such claim and NSI-Del does not consent, NSI-Del will pay to Spinco on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by Spinco in connection with contesting such claim, regardless of whether NSI-Del requested such claim to be contested; and (iv) to the extent NSI-Del is not participating, shall keep NSI-Del informed as to all significant developments relating to any such claim for refund or the contest of any denial thereof.

                  (c) To the extent NSI-Del elects to carry back any net operating loss or other item from a taxable period beginning after the Date of the Second Distribution to a Stub Period (any refund resulting from which carry back to be payable to NSI-Del as provided in Section 4.01), Spinco shall not be liable (notwithstanding clause (i) of Section 2.03(a) to the contrary) for any tax liability resulting from a claim of refund for such carry back.

         3.02     Distributions and Elections.

                  (a) No member of the Spinco Group shall make any tax election, pay or cause to be paid any distribution from an Affiliate or take any other action that would cause an actual increase in the taxes for which the NSI-Del Group is responsible or would cause an actual reduction in the amount of any refund of taxes payable to the NSI-Del Group.

                  (b) No member of the NSI-Del Group shall make any tax election, pay or cause to be paid any distribution from an Affiliate or take any other action that would cause an actual increase in the taxes for which the Spinco Group is responsible or would cause an actual reduction in the amount of any refund of taxes payable to the Spinco Group.

                  (c) Neither Spinco nor NSI-Del shall be liable to the other under Section 3.02(a) or Section 3.02(b) for any tax position on a Tax Return that independent tax counsel selected by Spinco (in the case of a Tax Return position desired to be taken by any member of the Spinco Group) or NSI-Del (in the case of a Tax Return position desired to be taken by any member of the NSI-Del Group), the identity of which is reasonably acceptable to the other party, opines that such position is necessary and required to comply with the Code, the regulations or other applicable law.

                  (d) To the extent permitted by law, Spinco and NSI-Del will file any Tax Return which such party is responsible to file for the Stub Period or for any Period Before the Second Distribution consistent with the tax principles and methods reflected in the NSI-Del fiscal year ending August 31, 2000 federal income tax return as filed.

                                   ARTICLE IV

                                    Payments

         4.01     Payments. Subject to the provisions of Section 2.03 and
Section 5.03, and except as otherwise explicitly provided herein, all payments due hereunder to a party shall be paid not later than twenty (20) days after the receipt or crediting of a refund or the receipt of notice of a Final Determination by reason of which a party is liable for an indemnified cost pursuant to this Agreement, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

         4.02 Notice. Spinco and NSI-Del shall give each other prompt written notice of any payment that may be due under this Agreement.

         4.03 Reimbursement. Any party hereto that is entitled to indemnification, payment or reimbursement pursuant to the terms of this agreement shall be reimbursed on an After Tax Basis for all reasonable expenses (including, but not limited to, attorney's fees) incurred in connection with the enforcement of its rights hereunder. The preceding sentence shall not be construed to limit a party's entitlement to reimbursements or payments to which it otherwise is entitled pursuant to the terms of this agreement.

                                    ARTICLE V

                                   Tax Audits

         5.01 General. Except as provided in Sections 3.01, 5.02 and 6.02 hereof, each of Spinco and NSI-Del shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.01 (the "Controlling Party"). Except as provided in Section 5.03 hereof, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice. In addition, Spinco shall be considered the Controlling Party of any audit or other proceeding with respect to any Tax Return filed before the Date of the Second Distribution.

         5.02 Indemnified Claims in General. Spinco and NSI-Del shall promptly notify the other in writing prior to the issuance of an actual notice of assessment by the relevant Taxing Authority (for example, if by the IRS, prior to the issuance of a Form 5701 Notice of Proposed Adjustment) of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If there is no Indemnitor other than the Controlling Party, Sections 5.02 and 5.03 are inapplicable and Section
5.01 shall govern the rights of the parties with respect to the audit or proceeding. If the Indemnitor is not also the Controlling Party (as may be the case in the Stub Period), the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and shall permit the other party to participate in the proceeding at its own expense, provided, however, that the failure of the Controlling Party to notify or provide such information to the Indemnitor shall not affect the Indemnitor's indemnity obligations hereunder unless and to the extent the Indemnitor is materially prejudiced thereby. Upon a Final Determination of the assessment or proposed adjustment, the Indemnitor shall pay its pro rata share (based on its share of liability resulting from the Final Determination) of all reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or proposed adjustment within seven (7) days after a written request by the Controlling Party.

         5.03 Certain Federal Income Tax Claims in the Stub Period. (a) Any issues raised by the IRS in any tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding relating to the Stub Period which would result in federal income tax liability to the Indemnitor is defined as a "Claim". Except as provided in Sections 3.01(b), 5.03(d) and the second sentence of Section 5.02 hereof, and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without the prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 hereof of any Claim, (ii) within thirty
(30) days after notice by the Controlling Party to the Indemnitor of a Claim is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested, (iii) within thirty (30) days after notice by the Controlling Party to the Indemnitor of such Claim is received by the Indemnitor, the Indemnitor shall have provided an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination shall be substantially consistent with the Indemnitor's position relating to such Claim, (iv) the Indemnitor agrees to pay on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, except for a Claim where the expenses are shared pursuant to Section 2.04(a) hereof, and (v) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in its sole discretion the nature of all actions to be taken to contest such Claim, including (1) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (2) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (3) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor and, upon request by the Indemnitor, its counsel, informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters other than the transactions contemplated by the Distribution Agreement, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer or (ii) the amount calculated on the basis of a Final Determination. After a settlement or a Final Determination, the Controlling Party shall reimburse the Indemnitor in an amount equal to the excess, if any, of the amount of expenses paid by the Indemnitor pursuant to clause (iv) of Section 5.03(a) over the Indemnitor's pro rata portion of such expenses based on the Indemnitor's share of the liability with respect to such Claim as determined under the first sentence of this Section 5.03(b).

                  (c) If the Controlling Party shall elect to pay the Claim and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party, and with no net after-tax cost to the Controlling Party, to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. In addition if the refund is ultimately disallowed, the Controlling Party shall reimburse the Indemnitor for the Controlling Party's pro rata portion of the expenses paid by the Indemnitor under clause (iv) of
Section 5.03(a) based on the Controlling Party's share of the tax previously paid. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor (i) the amounts loaned or advanced to the Controlling Party with respect to the indemnity obligation (not to exceed the Indemnitor's share of any refund), and (ii) the Controlling Party's pro rata portion of the expenses paid by the Indemnitor under clause (iv) of Section 5.03(a) based on the Controlling Party's share of any refund, within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim the resolution of which is based on the outcome of such Claim. If the Controlling Party settles any Claim without the consent of the Indemnitor or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall (i) reimburse the Indemnitor for all the expenses paid by the Indemnitor pursuant to clause

(iv) of Section 5.03(a), and (ii) pay to the Indemnitor any other amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to
Section 5.03(b)), plus interest at a rate equal to the Applicable Federal Rate from the date on which the amounts were advanced.

                                   ARTICLE VI

                                   Cooperation

         6.01 General. NSI-Del and Spinco shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for the Stub Period or a Period After the Second Distribution. Each party agrees to treat the First and Second Distribution for all income tax purposes as not causing the recognition of any gain or loss.

         6.02 Cooperation With Respect to Tax Return Filings, Examinations and Tax Related Controversies.

                  (a) NSI-Del's Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement, NSI-Del and each other member of the NSI-Del Group shall fully cooperate with Spinco and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Spinco Group for any taxable period ending on or before the Date of the Second Distribution. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Spinco by the appropriate NSI-Del Group member of any power of attorney required to allow Spinco and its counsel to participate on behalf of NSI-Del or such other NSI-Del Group member in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding for which Spinco is the Controlling Party, (y) making available to Spinco, during normal business hours, and within thirty (30) days of any written request therefor, all books, records and information, and the assistance of all appropriate officers and employees, reasonably necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (z) use of its commercially reasonable best efforts in defending Spinco's interests in any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter for which NSI-Del is the Controlling Party.

                  (b) Spinco's Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement, Spinco shall fully cooperate with NSI-Del and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the NSI-Del Group which includes Spinco or any other member of the Spinco Group. Such cooperation shall include, but not be limited to, (x) the execution and delivery to NSI-Del by the appropriate Spinco Group member of any power of attorney required to allow NSI-Del and its counsel to participate on behalf of Spinco or such other Spinco Group member in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding for which NSI-Del is the Controlling Party, (y) making available to NSI-Del, during normal business hours, and within thirty (30) days of any written request therefor, all books, records and information, and the assistance of all appropriate officers and employees, reasonably necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (z) the use of its commercially reasonable best efforts in defending NSI-Del's interests in any tax inquiry, audit, examination, investigation, dispute, litigation or other matter for which Spinco is the Controlling Party.

                  (c) Remedy for Failure to Comply. If Spinco reasonably determines that NSI-Del is not for any reason fulfilling its obligations under
Section 6.02(a) hereof, or if NSI-Del reasonably determines that Spinco is not for any reason fulfilling its obligations under Section 6.02(b) hereof, then NSI-Del or Spinco, as the case may be, shall have the right to appoint an independent nationally-recognized public accounting or law firm to assist the other in meeting its obligations under this Section 6.02. Such entity shall have complete access, during normal business hours to all books, records and information, and the reasonable cooperation of all appropriate officers and employees, of NSI-Del or Spinco, as the case may be. In addition, the non-fulfilling party shall be responsible for any additional tax liability caused by the non-fulfillment of its obligations under Section 6.02(a) or (b). Anything in the preceding provisions of this Section 6.02(c) to the contrary notwithstanding, if the party alleged not to have fulfilled or be fulfilling its obligations under Section 6.02(a) or 6.02(b), as applicable, shall maintain that it fulfilled its obligations under Section 6.02(a) or Section 6.02(b), as applicable, and/or that no additional liability resulted from any non-fulfillment with respect to Section 6.02(a) or Section 6.02(b), as applicable, such matter or matters shall be determined by independent counsel agreed to by both the allegedly non-fulfilling party and the party alleging non-fulfillment (which determination shall be final and binding). If such independent counsel shall determine that the allegedly non-fulfilling party in fact fulfilled its obligations under Section 6.02(a) or Section 6.02(b), as applicable: (i) the fees and expenses of the accounting or law firm appointed pursuant to the first sentence of this Section 6.02(c) as well as the fees and expenses of the independent counsel making such determination shall be paid by the party alleging non-fulfillment, and (ii) liability for taxes alleged to have resulted from such non-fulfillment shall be borne by Spinco or NSI-Del without regard to this Section 6.02(c). If such independent tax counsel shall determine that the alleged non-fulfilling party did not fulfill its obligations under
Section 6.02(a) or 6.02(b), as applicable: (i) the fees and expenses referred to in clause (i) of the preceding sentence shall be borne by the party determined not to have fulfilled such obligations, and (ii) the additional tax liability alleged to have been caused by such non-fulfillment shall be borne by the non-fulfilling party, unless and to the extent that such independent counsel determines that such taxes were not caused by such non-fulfillment, in which case and to which extent liability for taxes alleged to have resulted from such non-fulfillment shall be borne by Spinco or NSI-Del without regard to this
Section 6.02(c).

                                   ARTICLE VII

                          Retention of Records; Access

                  The NSI-Del Group and the Spinco Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of taxes of the NSI-Del Group or the Spinco Group for any Period Before the Second Distribution or any Stub Period for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Date of the Second Distribution that either the NSI-Del Group or the Spinco proposes to destroy such material or information, it shall first notify the other Group in writing, and the other Group shall be entitled to receive such materials or information proposed to be destroyed.

                                  ARTICLE VIII

                                    Disputes

                  If NSI-Del and Spinco cannot agree on the calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both NSI-Del and Spinco. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be allocated between and borne by the parties based upon the independent public accounting firm's determination with respect to the disputed calculation. Any accounting firm engaged pursuant to this Article VIII shall be empowered to make determinations with respect to matters of calculation only and not with regard to the proper interpretation of this Agreement.

                                   ARTICLE IX

                           Termination of Liabilities

                  Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

                                    ARTICLE X

                            Miscellaneous Provisions

         10.01 Complete Agreement; Construction. This Agreement, together with the Ancillary Agreements, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         10.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         10.03 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Date of the Second Distribution.

         10.04 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

         To Parent:

                           National Service Industries, Inc.

                           ------------------------------------

                           ------------------------------------
                           Attention:  Richard A. Walker
                           Telephone:
                                      -------------------------
                           Facsimile:
                                      -------------------------

         With a copy to:

                           McGuireWoods LLP
                           One James Center
                           901 East Cary Street
                           Richmond, Virginia 23219-4030
                           Attention: Leslie A. Grandis
                           Telephone: (804) 775.4322
                           Facsimile: (804) 698.2069

         To SpinCo:

                           L & C Spinco, Inc.

                           ------------------------------------

                           ------------------------------------
                           Attention:
                                      -------------------------
                           Telephone:
                                      -------------------------
                           Facsimile:
                                      -------------------------

         With a copy to:

                           ------------------------------------

                           ------------------------------------

                           ------------------------------------
                           Attention:
                                      -------------------------
                           Telephone:
                                      -------------------------
                           Facsimile:
                                      -------------------------

         10.05 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement shall not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         10.06 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

         10.07 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         10.08 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

         10.09 Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         10.10 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.

         10.12 Dispute Resolution. Any dispute arising out of or relating to the performance, breach or interpretation of this Agreement shall be handled in accordance with Article VIII of this Agreement (solely with respect to matters of computation) and Article V of the Distribution Agreement.

         10.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic or operational effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                             L & C SPINCO, INC.


                                             By
                                                --------------------------------
                                                      Name:
                                                      Title:


                                             Witness:
                                                     ---------------------------
                                                      Name:

                                             NATIONAL SERVICE INDUSTRIES,
                                                INC., a Delaware corporation


                                             By
                                                --------------------------------
                                                      Name:
                                                      Title:

                                             Witness:
                                                      --------------------------
                                                      Name:

                                             NSI ENTERPRISES, INC.


                                             By
                                                --------------------------------
                                                      Name:
                                                      Title:


                                             Witness:
                                                      --------------------------
                                                      Name: